Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul Susie
Executive Vice President and CFO
Email: psusie@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Purchases Mid-Maryland Title Company

Annapolis, MD (September 6, 2017) – Severn Bancorp, Inc., (Nasdaq: SVBI) (the “Company”) parent company of Severn Savings Bank, FSB (“Severn”), announced that it completed the purchase of Mid- Maryland Title Company, a real estate settlement company that handles commercial and residential real estate settlements in Maryland. The purchase closed on September 1, 2017 and completes the merger of the two companies. Mid-Maryland Title will be a subsidiary of Severn Bancorp and will be moving its offices to the Severn Bank Building on Westgate Circle later this year.

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $775 million and five branches located in Annapolis, Edgewater, Glen Burnie, and Severna Park, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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